AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is dated February 25, 2010, and is by and between Knickerbocker Capital Corporation, a Nevada corporation (the “Company”), and Inventive Goal International, a British Virgin Islands corporation (“IGI”).

R E C I T A L S

WHEREAS the Company is a public shell company registered under Form 10; and,

WHEREAS IGI and its owners seek to complete a reverse takeover of the Company;

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE

1.01  Exchange.  The Company shall acquire 100% of the shares of IGI (the “Shares”) by issuing 14,706,615 shares (the “Consideration’) of Company common stock, out of a total 15,006,750 shares that will be issued and outstanding as of the closing.   The Consideration will be issued in the names and amounts as designated to the Company.

1.02. Conditions and Closing.  The closing is subject to IGI’s due diligence to confirm that the Company has no liabilities or material risk of contingent liabilities.  The closing is also subject to the Company changing its name to “China Feicui Guodian Group Limited,” and the Company providing verification that the Consideration has been issued as specified.   Upon final closing, the existing board members of the Company will resign and be replaced by designates of the new owners.    All of the above shall take place before the end of March 2010, unless otherwise agreed.

II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants as follows, as of the date of this Agreement or as of the closing as noted:

2.01.  Organization.   The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  The Company has the corporate power and authority to carry on its business as presently conducted.   The Company is a reporting US issuer, registered under Form 10 of the Securities and Exchange Act of 1934.

2.02.  Capitalization.   As of the closing there will be no preferred shares issued and outstanding and a total of 15,006,750 shares of common stock issued and outstanding, including all issuances related to the conversion of notes and options, and after giving effect to a 20 for 1 reverse stock split as well as all issuances related to the IGI purchase.  As of the closing, there will be no outstanding options, warrants, or rights to purchase any securities of the Company

2.03. Subsidiaries or Investments.  The Company is a shell and has no subsidiaries or investments.

2.04. Financial Statements.  The financial statements of the Company set forth in the Form 10-Q for the quarter ended September 30, 2009 as filed with the SEC, accurately present the financial position of the Company.

2.05. Absence of Material Changes.  Since September 30, 2009, there has not been any material adverse change in the condition of the Company.

2.06. No Liabilities.  The Company has no undisclosed liabilities and the Company is not subject to any material liability of any nature, whether absolute, accrued, contingent, or otherwise.  All existing notes and options will be converted to common stock prior to the closing and the Company shall have no debts or other liabilities at the closing.

2.07. No Litigation.   There is no litigation, proceeding or investigation, filed or pending, or to the knowledge of the Company, threatened against the Company.

2.08. No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of the Articles of Incorporation or Bylaws of the Company.

2.09. Authority. The Company has the power and authority to enter into this Agreement and to carry out the transactions contemplated herein, and the Company’s signatory below (Dempsey Mork, Director) has been authorized by the board of directors and majority shareholder to execute the above transactions.

III.  REPRESENTATIONS AND WARRANTIES OF IGI

IGI represents and warrants to the Company as follows, as of the date of this Agreement or as of the closing as noted:

3.01.  Organization.  IGI is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands.  IGI has the power and authority to carry on its business as presently conducted.

3.02.  Capitalization.  All of the issued and outstanding shares of IGI are duly authorized, validly issued, fully paid and nonassessable.  There are no outstanding options, warrants, or rights to purchase any securities of IGI.

3.03.  Subsidiaries and Investments.  IGI owns 100% of Fei Cui (Beijing) International Energy Investment Limited, a Hong Kong company, which owns 90% of Beijing Guodian (a PRC company), which owns 100% of Shenyang Guodian (A PRC company) and 100% of Dandong Guodian (a PRC company).

3.04  Financial Statements.  The financial statements provided accurately present the financial position of IGI and its subsidiaries.

3.05.  Absence of Material Changes.  Since December 31, 2009, there has not been any material adverse change in the condition of the subsidiaries, assets, liabilities or businesses of IGI.

3.06.   No Litigation.   There is no litigation, proceeding or investigation filed or pending or threatened against IGI or affecting any of its subsidiaries that might result in a material adverse change.

3.07.  No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of the Articles of Incorporation or Bylaws of IGI.

3.08.   Authority.  IGI has the power and authority to enter into this Agreement and to carry out the transactions contemplated herein. IGI and its signatory below (Fan Hongzhong, IGI Finance Director) have been authorized by the owner of IGI to complete the above transactions.

IV.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the Company and IGI contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

5.01. Conditions to Obligation of IGI.  In addition to 1.02 above, the obligations of IGI under this Agreement shall be subject to each of the following conditions:

5.01(a).  The representations and warranties of the Company herein contained shall be true in all material respects at the closing.  The Company shall have performed in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the closing.

5.01(b). All authorizations, consents and approvals required in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

5.02. Conditions to Obligations of the Company.  The obligation of the Company under this Agreement shall be subject to the following conditions:

5.02(a).  The representations and warranties of  IGI herein contained shall be true in all material respects as of the Closing and IGI shall have performed in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the closing.

5.02(c). All authorizations, consents and approvals required in order to permit consummation by IGI of the transactions contemplated by this Agreement shall have been obtained.

VI. MISCELLANEOUS

6.01. Tax Treatment.  The transactions contemplated hereby are intended to qualify as a  “tax-free” reorganization under the provisions of Section 368 of the Code.

6.02. Further Documents.  From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the other such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.03. Parties in Interest.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

6.04. Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein.   This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

6.05. Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

6.06. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.07. Governing Law.  This Agreement shall be governed by California law and jurisdiction.

This Agreement has been duly executed below:

Knickerbocker Capital Corporation                         Inventive Goal International Limited

By:  /s/ Dempsey Mork                                                    By:   /s/ Fan Hongzhong

Name:  Dempsey Mork                                                   Name:  Fan Hongzhong

Title: President/Chairman                                               Title:   Director